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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Seagull Energy Corporation:

         We consent to the incorporation by reference in the registration statement to be filed on Form S-3 of Seagull Energy Corporation of our report dated January 27, 1997, relating to the consolidated balance sheets of Seagull Energy Corporation and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the December 31, 1996 Annual Report on Form 10-K of Seagull Energy Corporation and to the reference to our firm under the heading "Experts" in the prospectus. Our report on the consolidated financial statements refers to a change in the Company's method of accounting for the impairment of long-lived assets and for long-lived assets to be disposed of.


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP





Houston, Texas
August 29, 1997